Exhibit (10)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 13 to Registration Statement No. 333-99387 on Form N-1A of our reports each dated May 24, 2013, relating to the financial statements and financial highlights of BBIF Money Fund, BBIF Government Securities Fund, , BBIF Tax-Exempt Fund and BBIF Treasury Fund, and relating to the financial statements and financial highlights of Master Money LLC, Master Government Securities LLC, Master Tax-Exempt LLC, and Master Treasury LLC, appearing in each respective fund’s Annual Report on Form N-CSR for the year ended March 31, 2013. We also consent to the references to us under the headings “Financial Highlights” and “Funds and Service Providers” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 26, 2013